                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


Contact:    Paul S. Feeley
            Senior Vice President, Treasurer
              and Chief Financial Officer
            (617) 628-4000


                  CENTRAL BANCORP, INC. ANNOUNCES IMPAIRMENT OF
                   FANNIE MAE AND FREDDIE MAC PREFERRED STOCK

         Somerville, Massachusetts -- September 12, 2008 -- Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the "Company"), parent company of Central Co-Operative Bank (the "Bank"), announced today that the U.S. government's actions with respect to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and Federal National Mortgage Association ("Fannie Mae") will adversely impact the value of the Company's perpetual preferred stock investments in Fannie Mae and Freddie Mac.

         On September 7, 2008, the U.S. Treasury, the Federal Reserve, and the Federal Housing Finance Agency ("FHFA") announced that the FHFA was putting Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator, the FHFA. Key provisions of the U.S. Government's plan announced to date are as follows:

     o Dividends on Fannie Mae and Freddie Mac common and preferred stock were eliminated;

     o Fannie Mae and Freddie Mac will be required to reduce their mortgage portfolios over time;

     o The U.S. Government agreed to provide equity capital to cover mortgage defaults in return for $1.0 billion of senior preferred stock in Fannie Mae and Freddie Mac and warrants for the purchase of 79.9% of the common stock of Fannie Mae and Freddie Mac; and

     o The U.S. Government also announced that the U.S. Treasury would provide secured loans to Fannie Mae and Freddie Mac as needed until the end of 2009 and that the U.S. Treasury plans to purchase mortgage backed securities from Fannie Mae and Freddie Mac in the open market.

         At June 30, 2008, the Company had five securities totaling $10.1 million of perpetual preferred stock of Fannie Mae and Freddie Mac which had an unrealized loss of $799,000. The impact of the above actions and concerns in the marketplace about the future value of the perpetual preferred stock of Fannie Mae and Freddie Mac have caused the values of these investments to decrease materially and it is unclear when or if the value of the investments will improve in the future. Given the above developments, on September 11, 2008, the Company concluded that it will record a non-cash other than temporary impairment on these investments for the quarter ending September 30, 2008, the amount of which is expected to equal the difference between the net book value of the securities at September 30, 2008 and the market value of the securities at September 30, 2008. As of the closing price on September 11, 2008, the market value of these securities was approximately $890,600.

         If the investments were valued at zero and if the Company was not able to record a tax benefit for the loss, the resulting capital ratios would render the Bank adequately capitalized because the Bank's total risk-based capital ratio would fall below 10%. The impact on the Company's and Bank's capital ratios would be as follows:

                                                                   (UNAUDITED)
                                                                       AT
                                                                  JUNE 30, 2008
                                   ----------------------------------------------------------------------------------
                                                                              REGULATORY           REGULATORY
                                                                               THRESHOLD            THRESHOLD
                                                                               FOR WELL           FOR ADEQUATELY
                                      ACTUAL             PRO FORMA            CAPITALIZED          CAPITALIZED
                                   --------------    -------------------     --------------    ----------------------
Central Bancorp:
Tier 1 Leverage                        8.36%               6.66%                 5.0%                  4.0%
Tier 1 Risk-Based Ratio               11.38%               9.28%                 6.0%                  4.0%
Total Risk-Based Ratio                12.30%              10.22%                10.0%                  8.0%

Central Co-operative Bank:
Tier 1 Leverage                        7.01%               5.30%                 5.0%                  4.0%
Tier 1 Risk-Based Ratio                9.55%               7.40%                 6.0%                  4.0%
Total Risk-Based Ratio                10.47%               8.34%                10.0%                  8.0%

            Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS ABOUT CENTRAL BANCORP, INC., WHICH THE COMPANY INTENDS TO BE COVERED UNDER THE SAFE HARBOR PROVISIONS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS THAT ARE NOT HISTORICAL OR CURRENT FACTS, INCLUDING STATEMENTS ABOUT BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS COVER, AMONG OTHER THINGS, ANTICIPATED FUTURE REVENUE AND EXPENSES AND THE FUTURE PLANS AND PROSPECTS OF THE COMPANY. THESE STATEMENTS OFTEN INCLUDE THE WORDS "MAY," "COULD," "WOULD," "SHOULD," "BELIEVES," "EXPECTS," "ANTICIPATES," "ESTIMATES," "INTENDS," "PLANS," "TARGETS," "POTENTIALLY," "PROBABLY," "PROJECTS," "OUTLOOK" OR SIMILAR EXPRESSIONS. YOU ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS INVOLVE UNCERTAINTIES, AND IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED, INCLUDING CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, LEGAL AND REGULATORY DEVELOPMENTS, INCREASED COMPETITION FROM BOTH BANKS AND NON-BANKS, CHANGES IN CUSTOMER BEHAVIOR AND PREFERENCES, AND EFFECTS OF CRITICAL ACCOUNTING POLICIES AND JUDGMENTS. FOR DISCUSSION OF THESE AND OTHER RISKS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS, REFER TO OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q ON FILE WITH THE SEC, INCLUDING THE SECTIONS ENTITLED "RISK FACTORS." THESE RISKS AND UNCERTAINTIES SHOULD BE CONSIDERED IN EVALUATING FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THEM IN LIGHT OF NEW INFORMATION OR FUTURE EVENTS.